Exhibit 3.3: Amended Sections of Registrant's By-laws



1.       Article III, Section 2

                  Section 2. Number and Term. The board of directors of the corporation shall consist of seven (7) persons.. Each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal.

2.       Article III, Sections 5 and 6

                  Section 5.   The Chairman of the Board.
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         (a) The chairman of the board shall be a member of the board. The chairman shall preside at all meetings of the board of directors and the stockholders.

         (b) The chairman of the board shall provide leadership and support to the board in fulfilling its corporate governance functions; schedule meetings of the board; and develop, with the board and management, agendas for board meetings.

         (c) The chairman of the board shall serve as an ex officio member (non-voting) of the Governance and Nominating Committee of the board.

         (d) The chairman shall carry out such other duties and responsibilities as may be assigned by the board.

                  Section 6. The Vice Chairman. The vice chairman of the board, if there be one, shall be a member of the board and shall perform the duties of the chairman of the board in the latter's absence or disability and such other duties as shall be prescribed by the chairman or the board.


3.       Article 5, Sections 1-6

                  Section 1. Designation of Officers. The officers of the corporation shall be elected by the board of directors and shall be a president and chief executive officer, a Senior Vice President and Chief Financial Officer, vice president, secretary and treasurer. The board of directors may also elect senior vice presidents, additional vice presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these by-laws otherwise provide.

                  Section 2. Election of Officers. The board of directors at its first meeting after each annual meeting of the stockholders shall elect or re-appoint a president, one or more senior vice presidents, one or more vice-presidents, a secretary and a treasurer.
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                  Section 3. Other Officers. The board of directors may elect such other officers and appoint such agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

                  Section 4. Salaries. The salaries of all officers and agents of the corporation shall be fixed by the board of directors or a committee of the board of directors.

                  Section 5. Term of Office. Each officer of the corporation shall hold office until such officer's successor is chosen and qualified or until such officer's earlier resignation or removal. Any officer elected by the board of directors may be removed at any time by affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

                  Section 6.  The President and Chief Executive  Officer.
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                  (a) The President shall be a member of the board and shall be the chief executive officer of the corporation.

                  (b) The President shall have general and active management of the business of the corporation, shall see that all orders and resolutions of the board of directors are carried into effect and shall, in the absence or disability of the chairman of the board and the vice chairman of the board, if one is designated, preside at all meetings of the stockholders and the board of directors.

                  (c) The President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required of permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.